Exhibit 23.2

The Board of Directors and Stockholders

OCZ Technology Group, Inc.

6373 San Ignacio Dr.

San Jose

California 95119

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 1, 2009 on the February 28, 2009 consolidated financial statements appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2011 incorporated herein by reference. We also consent to the reference to us under the heading “Experts” in the prospectus.

On 1 October 2010, Horwath Clark Whitehill LLP changed its name to Crowe Clark Whitehill LLP.

/s/ Crowe Clark Whitehill LLP

Crowe Clark Whitehill LLP

London, England

November 29, 2011